EXHIBIT 99.1(a)


                Lowe's Announces Private Placement of Debt

North Wilkesboro, NC, February 19, 1999 - Lowe's Companies, Inc. (NYSE:LOW), the nation's second largest home improvement retailer, announced that it has sold $400 million of 30-year bonds in a private sale. The Debentures were sold at 99.522% of par to yield 6.536%. Interest on the Debentures is payable semi-annually each September 15 and March 15. The Debentures are not subject to redemption prior to maturity. Net proceeds from the sale of the Debentures will be used to finance the company's store expansion program and for general corporate purposes. The Debentures have not been registered under the Securities Act of 1933 or state securities laws and may not be offered or sold in the United States absent such registration or an applicable exemption from registration.

Lowe's Companies, Inc. is the second largest retailer of home improvement products in the nation, serving over four million do-it-yourself retail and commercial business customers weekly through 484 stores in 27 states. Headquartered in North Wilkesboro, N.C., the 53-year old company employs over 65,000 people. More information on the company is available on Lowe's web site at www.lowes.com.

Shareholders' and Security Analysts' Inquiries:
     Robert A. Niblock          336-658-4860
     Carson Anderson            336-658-4385

Media Inquiries:
     Brian Peace                336-658-4170